May 20, 2020	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
raymondjames.com/news-and-media/press-releases

RAYMOND JAMES FINANCIAL REPORTS APRIL 2020 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for April 2020. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Client assets under administration of $827.7 billion increased 1% over April 2019 and 7% over March 2020. Financial assets under management of $137.2 billion decreased 3% compared to April 2019 and increased 7% over March 2020. The increase of client assets compared to March 2020 was primarily attributable to the appreciation of equity markets.

“Although the pace of financial advisor recruiting has slowed due to travel restrictions and shelter-in-place orders, our pipeline is strong and we have effectively transitioned to virtual recruiting and advisor onboarding. We remain confident in our ability to retain and attract high-quality advisors over the long-term,” said Chairman and CEO Paul Reilly. “Similarly, investment banking pipelines are healthy, but M&A and equity underwriting activity has slowed significantly across the industry.”

Net loans at Raymond James Bank of $21.7 billion increased 7% over April 2019 and were essentially flat compared to March 2020. The Bank’s net interest margin has been negatively impacted by the significant decline in LIBOR rates in April, which continued thus far in May.

Clients’ domestic cash sweep balances of $51.6 billion increased 31% over April 2019 and declined 2% compared to March 2020. The decrease compared to March 2020 was largely due to quarterly fee billings.

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,100 financial advisors. Total client assets are $828 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.

Raymond James Financial, Inc. Selected Key Metrics (Unaudited)

$ in billions	As of			% change from
	April 30, 2020	April 30, 2019	March 31, 2020	April 30, 2019	March 31, 2020
Client assets under administration	$827.7	$815.6	$773.9	1%	7%
Private Client Group assets under administration	$787.0	$779.2	$734.0	1%	7%
Private Client Group assets in fee-based accounts	$414.4	$389.6	$383.5	6%	8%
Financial assets under management	$137.2	$142.0	$128.2	(3)%	7%

Raymond James Bank loans, net	$21.7	$20.2	$21.8	7%	—%

Clients’ domestic cash sweep balances	$51.6	$39.5	$52.9	31%	(2)%